                                                                      Exhibit 10

INDEPENDENT AUDITORS' CONSENT

METROPOLITAN LIFE SEPARATE ACCOUNT E:

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-52366/811-4001 of Metropolitan Life Separate Account E on Form N-4 of our report dated March 5, 2001, relating to Metropolitan Life Separate Account E and our report dated February 9, 2001, relating to Metropolitan Life Insurance Company, both appearing in the Statement of Additional Information which is a part of such Registration Statement, and to the reference to us under the heading "Independent Auditors", appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Financial Statements" appearing in the Prospectus, which is also a part of such Registration Statement.


DELOITTE & TOUCHE LLP
New York, New York

August 1, 2001